Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-930, 333-52089, 333-44724, 333-114567, 333-37911, 333-118910, 333-58966, 333-125858, 333-125913, 333-125886 and 333-125886-1) and Form S-8 (No. 333-24971, 333-55062, 333-125857) of Regency Centers Corporation of our report dated July 6, 2005 relating to the Combined Historical Summary of Revenue and certain Expenses of Macquarie Countrywide-Regency II, LLC Acquisition Properties, which appears in the Current Report on Form 8-K of Regency Centers Corporation dated June 1, 2005.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

July 19, 2005